                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2 )*

                                 GENE LOGIC INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   368689 10 5
                        ----------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

               / /    Rule 13d-1(b)
               / /    Rule 13d-1(c)
               /X/    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      2     OF   31   PAGES
-------------------------                       -------------------------------


------- ---------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners L.P.

------- ---------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ---------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ---------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ---------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ---------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares
------- ---------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- ---------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%
------- ---------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ---------------------------------------------------------------------------------------------------------------------------



                               Page 2 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE       3    OF   31   PAGES
-------------------------                       -------------------------------


------- ---------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) L.P.

------- ---------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a)  / /
                                                                                                  (b) / /

------- ---------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ---------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ---------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ---------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ---------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ---------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ---------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ---------------------------------------------------------------------------------------------------------------------------



                               Page 3 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      4     OF   31   PAGES
-------------------------                       -------------------------------


------- ---------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management L.P.

------- ---------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ---------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ---------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

------------------------- ----- ---------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                               Page 4 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      5     OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) Limited Partnership

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                               Page 5 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      6    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) Limited Partnership

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                               Page 6 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      7    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) Ltd.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

------- ----------------------------------------------------------------------------------------------------------------------------



                               Page 7 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      8    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners II L.P.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                               Page 8 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      9    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) II L.P.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------


                               Page 9 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      10    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (GS-Adjunct) II L.P.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 10 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE      11    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management II L.P.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 11 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     12    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) II Limited Partnership

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------- ----------------------------------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 12 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     13    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Limited Partnership

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ----------------------------------------------------------------------------------------------------------------------------


                              Page 13 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     14    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Ltd.

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ---------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ---------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ---------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 14 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     15    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edmund M. Olivier

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                67,994 Shares

       NUMBER OF          ----- ----------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                977,577 Shares
          EACH            ----- ----------------------------------------------------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON                 67,994 Shares
         WITH:            ----- ----------------------------------------------------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                977,577 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,045,571 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 15 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     16    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Cornelius T. Ryan

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                60,868 Shares

       NUMBER OF          ----- ----------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                977,577 Shares
          EACH            ----- ----------------------------------------------------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON                 60,868 Shares
         WITH:            ----- ----------------------------------------------------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                977,577 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,038,445 Shares

------- ----------------------------------------------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 16 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     17    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alan G. Walton

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                67,994 Shares

       NUMBER OF          ----- ----------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                977,577 Shares
          EACH            ----- ----------------------------------------------------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON                 67,994 Shares
         WITH:            ----- ----------------------------------------------------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                977,577 Shares

------------------------- ----- ----------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,045,571 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 17 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G           PAGE     18    OF   31   PAGES
-------------------------                       -------------------------------


------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jonathan J. Fleming

------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) / /
                                                                                                  (b) / /
------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF          ----- ----------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                908,993 Shares
          EACH            ----- ----------------------------------------------------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 0 Shares
         WITH:            ----- ----------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        908,993 Shares

------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ----------------------------------------------------------------------------------------------------------------------------



                              Page 18 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      19    OF   31   PAGES
-------------------------                       -------------------------------


NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) Ltd., a Bermuda company; (vii) Oxford Bioscience Partners II L.P., a Delaware limited partnership; (viii) Oxford Bioscience Partners (Adjunct) II L.P., a Delaware limited partnership; (ix) Oxford Bioscience Partners (GS-Adjunct) II L.P., a Delaware limited partnership; (x) OBP Management II L.P., a Delaware limited partnership; (xi) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (xii) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (xiii) OBP Management (Bermuda) II Ltd., a Bermuda company; (xiv) Edmund M. Olivier; (xv) Cornelius T. Ryan; (xvi) Alan G. Walton; and (xvii) Jonathan J. Fleming.

Item 1(a).      NAME OF ISSUER:  Gene Logic Inc.

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                708 Quince Orchard Road, Gaithersburg, Maryland 20878


             Item 2(a)                            Item 2(b)                           Item 2(c)
             ---------                            ---------                           ---------

                                                                                 Citizenship or Place
       Name of Person Filing                       Address                        of Organization
       ---------------------                       -------                        ---------------

Oxford Bioscience Partners L.P.       Oxford Bioscience Partners                       Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (Adjunct) L.P. ("OBP             315 Post Road West
     Adjunct")                        Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners                       Delaware
     Management"), the general        315 Post Road West
     partner of OBP and OBP           Westport, CT 06880
     Adjunct

Oxford Bioscience Partners            Richmond House                                   Bermuda
     (Bermuda) Limited                Par-la-Ville Road
     Partnership ("OBP                Hamilton, Bermuda
     Bermuda")

OBP Management (Bermuda)              Richmond House                                   Bermuda
     Limited Partnership ("OBP        Par-la-Ville Road
     Management Bermuda"), the        Hamilton, Bermuda
     general partner of OBP
     Bermuda

OBP Management (Bermuda)              Richmond House                                   Bermuda
     Ltd. ("OBP Bermuda Ltd."),       Par-la-Ville Road
     the corporate general partner    Hamilton, Bermuda
     of OBP Management
     (Bermuda) Limited
     Partnership

Oxford Bioscience Partners II L.P.    Oxford Bioscience Partners                       Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880




                              Page 19 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      20    OF   31   PAGES
-------------------------                       -------------------------------



Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (Adjunct) II L.P. ("OBP          315 Post Road West
     Adjunct II")                     Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (GS-Adjunct) II L.P. ("OBP       315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880

OBP Management II L.P. ("OBP          Oxford Bioscience Partners                       Delaware
     Management II"), the general     315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II

Oxford Bioscience Partners            Richmond House                                   Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda

OBP Management (Bermuda) II Limited   Richmond House                                   Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II

OBP Management (Bermuda) II Ltd.      Richmond House                                   Bermuda
     ("OBP Bermuda II Ltd."), the     Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II

Edmund M. Olivier, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management, OBP   650 Town Center Drive
     Management Bermuda, OBP          Costa Mesa, California  92626
     Management II and OBP
     Management Bermuda II

Cornelius T. Ryan, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management, OBP   315 Post Road West
     Management Bermuda, OBP          Westport, CT 06880
     Management II and OBP
     Management Bermuda II




                               Page 20 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      21    OF   31   PAGES
-------------------------                       -------------------------------



Alan G. Walton, a general partner     Oxford Bioscience Partners                      United States
     of OBP Management, OBP           315 Post Road West
     Management Bermuda, OBP          Westport, CT 06880
     Management II and OBP
     Management Bermuda II

Jonathan J. Fleming, a general        Oxford Bioscience Partners                      United States
     partner of OBP Management II     31 St. James Avenue, Suite 905
     and OBP Management Bermuda II    Boston, MA 02116



Item 2(d).      TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.

Item 2(e).      CUSIP NUMBER:  368689 10 5

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a)  / /  Broker or Dealer registered under Section 15 of
                          the Securities Exchange Act of 1934 (the "Act").

                (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

                (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.

                (d)  / /  Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                (e)  / /  An Investment Adviser in accordance with Rule 13d-1(b)
                          (i)(ii)(E) of the Act.

                (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g)  / /  Parent Holding Company or control person, in
                          accordance with Rule 13d-1(b)(ii)(G) of the Act.

                (h)  / /  A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act.

                (i)  / /  A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

                (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

                None of the above.

Item 4.         OWNERSHIP.

                (a) Amount Beneficially Owned: As of December 31, 1999, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                      OBP:                                       393,820 Shares
                      OBP Adjunct:                               53,610 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               109,256 Shares
                      OBP Management Bermuda:                    0 Shares
                      OBP Bermuda Ltd.                           0 Shares
                      OBP II:                                    116,105 Shares
                      OBP Adjunct II:                            35,231 Shares


                              Page 21 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      22    OF   31   PAGES
-------------------------                       -------------------------------


                      OBP GS-Adjunct II:                         113,959 Shares
                      OBP Management II:                         0 Shares
                      OBP Bermuda II:                            87,012 Shares
                      OBP Management Bermuda II:                 0 Shares
                      OBP Bermuda II Ltd.:                       0 Shares
                      Mr. Olivier:                               67,994 Shares
                      Mr. Ryan:                                  60,868 Shares
                      Mr. Walton:                                67,994 Shares
                      Mr. Fleming:                               0 Shares


                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share a majority of individual general partners, OBP, OBP Adjunct, OBP Bermuda, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management (as the general partner of OBP and OBP Adjunct), OBP Management Bermuda (as the general partner of OBP Bermuda), OBP Management II (as the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP, OBP Adjunct, OBP Bermuda, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. OBP Bermuda Ltd. and OBP Bermuda II Ltd., as the corporate general partners of OBP Management Bermuda and OBP Management Bermuda II respectively, may also be deemed to own beneficially the shares of OBP, OBP Adjunct, OBP Bermuda, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner of OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by OBP, OBP Adjunct and OBP Bermuda. Additionally, Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. In addition, Mr. Walton owns options to purchase 37,500 shares of Common Stock of which 30,000 are vested and exercisable within 60 days of December 31, 1999. Pursuant to an agreement between Messrs. Ryan, Walton and Olivier, when the options are exercised, the shares underlying such options will be distributed equally to Messrs. Ryan, Walton and Olivier. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially an additional 30,000 shares of Common Stock. Furthermore, Messrs. Ryan, Walton and Olivier are general partners of OBP Management Partners L.P., which owns 38,584 shares of Common Stock. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to beneficially own the shares held by OBP Management Partners L.P.

                (b) Percent of Class:


                    OBP:                                     4.6%
                    OBP Adjunct:                             4.6%
                    OBP Management:                          4.6%
                    OBP Bermuda:                             4.6%
                    OBP Management Bermuda:                  4.6%
                    OBP Bermuda Ltd.                         4.6%
                    OBP II:                                  4.6%
                    OBP Adjunct II:                          4.6%
                    OBP GS-Adjunct II:                       4.6%
                    OBP Management II:                       4.6%
                    OBP Bermuda II:                          4.6%
                    OBP Management Bermuda II:               4.6%
                    OBP Bermuda II Ltd.:                     4.6%
                    Mr. Olivier:                             5.2%
                    Mr. Ryan:                                5.2%
                    Mr. Walton:                              5.2%
                    Mr. Fleming:                             4.6%


                              Page 22 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      23    OF   31   PAGES
-------------------------                       -------------------------------


                The foregoing percentages are calculated based on the 19,912,425 shares of Common Stock reported to be outstanding as of October 31, 1999 in the Quarterly Report on Form 10-Q of Gene Logic Inc. for the quarter ended September 30, 1999, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c) Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:


                      OBP:                                       0 Shares
                      OBP Adjunct:                               0 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               0 Shares
                      OBP Management Bermuda:                    0 Shares
                      OBP Bermuda Ltd.                           0 Shares
                      OBP II:                                    0 Shares
                      OBP Adjunct II:                            0 Shares
                      OBP GS-Adjunct II:                         0 Shares
                      OBP Management II:                         0 Shares
                      OBP Bermuda II:                            0 Shares
                      OBP Management Bermuda II:                 0 Shares
                      OBP Bermuda II Ltd.:                       0 Shares
                      Mr. Olivier:                               67,994 Shares
                      Mr. Ryan:                                  60,868 Shares
                      Mr. Walton:                                67,994 Shares
                      Mr. Fleming:                               0 Shares


                      (ii) shared power to vote or to direct the vote:


                      OBP:                                       908,993 Shares
                      OBP Adjunct:                               908,993 Shares
                      OBP Management:                            908,993 Shares
                      OBP Bermuda:                               908,993 Shares
                      OBP Management Bermuda:                    908,993 Shares
                      OBP Bermuda Ltd.                           908,903 Shares
                      OBP II:                                    908,993 Shares
                      OBP Adjunct II:                            908,993 Shares
                      OBP GS-Adjunct II:                         908,993 Shares
                      OBP Management II:                         908,993 Shares
                      OBP Bermuda II:                            908,993 Shares
                      OBP Management Bermuda II:                 908,993 Shares
                      OBP Bermuda II Ltd.:                       908,993 Shares
                      Mr. Olivier:                               977,577 Shares
                      Mr. Ryan:                                  977,577 Shares
                      Mr. Walton:                                977,577 Shares
                      Mr. Fleming:                               908,993 Shares


                      (iii) sole power to dispose or to direct the disposition of:


                      OBP:                                       0 Shares
                      OBP Adjunct:                               0 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               0 Shares
                      OBP Management Bermuda:                    0 Shares
                      OBP Bermuda Ltd.                           0 Shares
                      OBP II:                                    0 Shares


                              Page 23 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      24    OF   31   PAGES
-------------------------                       -------------------------------



                      OBP Adjunct II:                            0 Shares
                      OBP GS-Adjunct II:                         0 Shares
                      OBP Management II:                         0 Shares
                      OBP Bermuda II:                            0 Shares
                      OBP Management Bermuda II:                 0 Shares
                      OBP Bermuda II Ltd.:                       0 Shares
                      Mr. Olivier:                               67,994 Shares
                      Mr. Ryan:                                  60,868 Shares
                      Mr. Walton:                                67,994 Shares
                      Mr. Fleming:                               0 Shares


                      (iv) shared power to dispose or to direct the disposition of:


                      OBP:                                       908,993 Shares
                      OBP Adjunct:                               908,993 Shares
                      OBP Management:                            908,993 Shares
                      OBP Bermuda:                               908,993 Shares
                      OBP Management Bermuda:                    908,993 Shares
                      OBP Bermuda Ltd.                           908,993 Shares
                      OBP II:                                    908,993 Shares
                      OBP Adjunct II:                            908,993 Shares
                      OBP GS-Adjunct II:                         908,993 Shares
                      OBP Management II:                         908,993 Shares
                      OBP Bermuda II:                            908,993 Shares
                      OBP Management Bermuda II:                 908,993 Shares
                      OBP Bermuda II Ltd.:                       908,993 Shares
                      Mr. Olivier:                               977,577 Shares
                      Mr. Ryan:                                  977,577 Shares
                      Mr. Walton:                                977,577 Shares
                      Mr. Fleming:                               908,993 Shares


                Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of Gene Logic Inc., except any shares held directly of record.

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:   /X/

                Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd. and Mr. Fleming are filing this statement to report that as of the date hereof it or he has ceased to be the beneficial owner of more than five percent of the class of securities. Mr. Olivier, Mr. Walton and Mr. Ryan, however, remain over five percent.

Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.


                              Page 24 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      25    OF   31   PAGES
-------------------------                       -------------------------------


Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

Item 10.        CERTIFICATION.

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                              Page 25 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      26    OF   31   PAGES
-------------------------                       -------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 3, 2000

                                 OXFORD BIOSCIENCE PARTNERS L.P.

                                 By:  OBP Management L.P., its general partner

                                      By: /s/ Cornelius T. Ryan
                                         --------------------------------------
                                      Cornelius T. Ryan
                                      General Partner

                                 OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                                 By:  OBP Management L.P., its general partner

                                      By: /s/ Cornelius T. Ryan
                                         --------------------------------------
                                      Cornelius T. Ryan
                                      General Partner

                                 OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED
                                 PARTNERSHIP

                                 By:  OBP Management (Bermuda) Limited
                                 Partnership, its general partner

                                      By: /s/ Cornelius T. Ryan
                                         --------------------------------------
                                      Cornelius T. Ryan
                                      General Partner

                                 OBP MANAGEMENT L.P.

                                 By: /s/ Cornelius T. Ryan
                                    --------------------------------------
                                 Cornelius T. Ryan
                                 General Partner

                                 OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                 By: /s/ Cornelius T. Ryan
                                     -------------------------------------
                                 Cornelius T. Ryan
                                 General Partner

                                 OBP MANAGEMENT (BERMUDA) LTD.

                                 By: /s/ Edmund M. Olivier
                                     -------------------------------------
                                 Edmund M. Olivier
                                 President

                              Page 26 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      27    OF   31   PAGES
-------------------------                       -------------------------------

                           OXFORD BIOSCIENCE PARTNERS II L.P.

                           By:  OBP Management II L.P., its general partner

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                General Partner

                           OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                           By:  OBP Management II L.P., its general partner

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                General Partner

                           OXFORD BIOSCIENCE PARTNERS
                           (GS - ADJUNCT) II L.P.

                           By:  OBP Management II L.P., its general partner

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                General Partner

                           OBP MANAGEMENT II L.P.

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                General Partner

                           OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                           By: OBP Management (Bermuda) II Limited Partnership, its general partner

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                General Partner

                           OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                           By: OBP Management (Bermuda) II Ltd., its general partner

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                Director

                           OBP MANAGEMENT (BERMUDA) II LTD.

                                By: /s/ Jonathan J. Fleming
                                   -----------------------------------------
                                Jonathan J. Fleming
                                Director

                           /s/ Cornelius T. Ryan
                           ----------------------
                           Cornelius T. Ryan


                              Page 27 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      28    OF   31   PAGES
-------------------------                       -------------------------------


                                      /s/ Alan G. Walton
                                      ---------------------------------
                                      Alan G. Walton

                                      /s/ Edmund M. Olivier
                                      ---------------------------------
                                      Edmund M. Olivier

                                      /s/ Jonathan J. Fleming
                                      ---------------------------------
                                      Jonathan J. Fleming


                              Page 28 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      29    OF   31   PAGES
-------------------------                       -------------------------------


                                    EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Gene Logic Inc.

Dated:   February 3, 2000

                              OXFORD BIOSCIENCE PARTNERS L.P.

                              By:  OBP Management L.P., its general partner

                                   By: /s/ Cornelius T. Ryan
                                       ------------------------------------
                                   Cornelius T. Ryan
                                   General Partner

                              OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                              By:  OBP Management L.P., its general partner

                                   By: /s/ Cornelius T. Ryan
                                       ------------------------------------
                                   Cornelius T. Ryan
                                   General Partner

                              OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED
                              PARTNERSHIP

                              By: OBP Management (Bermuda) Limited Partnership, its general partner

                                   By: /s/ Cornelius T. Ryan
                                       ------------------------------------
                                   Cornelius T. Ryan
                                   General Partner

                              OBP MANAGEMENT L.P.

                              By: /s/ Cornelius T. Ryan
                                  ------------------------------------
                              Cornelius T. Ryan
                              General Partner

                              OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                              By: /s/ Cornelius T. Ryan
                                  ------------------------------------
                              Cornelius T. Ryan
                              General Partner

                              OBP MANAGEMENT (BERMUDA) LTD.

                              By: /s/ Edmund M. Olivier
                                  ------------------------------------
                              Edmund M. Olivier
                              President

                              Page 29 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      30    OF   31   PAGES
-------------------------                       -------------------------------


                              OXFORD BIOSCIENCE PARTNERS II L.P.

                              By:  OBP Management II L.P., its general partner

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   General Partner

                              OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                              By:  OBP Management II L.P., its general partner

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   General Partner

                              OXFORD BIOSCIENCE PARTNERS
                              (GS - ADJUNCT) II L.P.

                              By:  OBP Management II L.P., its general partner

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   General Partner

                              OBP MANAGEMENT II L.P.

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   General Partner

                              OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                              By:  OBP Management (Bermuda) II Limited
                                   Partnership, its general partner

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   General Partner

                              OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                              By: OBP Management (Bermuda) II Ltd., its general partner

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   Director

                              OBP MANAGEMENT (BERMUDA) II LTD.

                                   By: /s/ Jonathan J. Fleming
                                      --------------------------------------
                                   Jonathan J. Fleming
                                   Director

                              Page 30 of 31 pages

-------------------------                       -------------------------------
CUSIP NO.  368689 10 5             13G          PAGE      31    OF   31   PAGES
-------------------------                       -------------------------------


                                   /s/ Cornelius T. Ryan
                                   -----------------------------------
                                   Cornelius T. Ryan

                                   /s/ Alan G. Walton
                                   -----------------------------------
                                   Alan G. Walton

                                   /s/ Edmund M. Olivier
                                   -----------------------------------
                                   Edmund M. Olivier

                                   /s/ Jonathan J. Fleming
                                   -----------------------------------
                                   Jonathan J. Fleming



                              Page 31 of 31 pages